Steven A. Malsin

ATTORNEY AT LAW

ADMITTED TO PRACTICE IN NEW YORK

237 UPPER SHAD ROAD, POUND RIDGE, NY

(914)764-9643 FAX (914)764-1940

SAMLAW@OPTONLINE.NET

February 25, 2010

Board of Directors

Forward Industries, Inc.

1801 Green Road, Suite E

Pompano Beach, FL 33064

Ladies and Gentlemen:

I am acting as counsel to Forward Industries, Inc., a New York corporation (the “Company”), in connection with its registration statement on Form S-8 (the "Registration Statement") relating to the registration under the Securities Act of 1933 (the “Securities Act”) of 400,000 shares (the "Shares") of common stock, par value $.01 per share (“common stock”), of the Company, issuable upon (i) the grant and vesting of restricted common stock or (ii) exercise of stock options, in each case under and in accordance with the Forward Industries, Inc. 2007 Equity Incentive Plan, as amended (the “Plan”).  This opinion letter is furnished to you at your request to enable the Company to fulfill the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, as to the legality of the Shares in connection with the Registration Statement.

               For purposes of this opinion letter, I have examined copies of the following documents:
  An executed copy of the Registration Statement.

  A copy of the Plan, as certified by the Vice President and Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect.

  The Restated Certificate of Incorporation, as amended, of the Company, as certified by the Department of State of the State of New York, and by the Vice President and Assistant Secretary of the Company on the date hereof, as being complete, accurate and in effect.

  The Amended and Restated By-Laws of the Company, as certified by the Vice President and Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect.

  Certain resolutions adopted by the Board of Directors of the Company, as certified by the Vice President and Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect.

In addition, I have reviewed such other documents and made such investigation as deemed necessary for purposes of rendering this opinion.

               In my examination of the aforesaid documents, I have assumed the genuineness of all signatures, the legal capacity and authority of all natural persons shown as having executed such documents, the accuracy and completeness of all documents submitted to me, the authenticity of all original documents, the conformity to authentic original documents of all documents submitted to me as copies (including telecopies), the lack of any undisclosed termination, modification, waiver or amendment to any such document, and the due authorization, execution and delivery of all such documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof. I have also assumed that the certificates representing the Shares, as the case may be, will be when issued, duly and properly signed by authorized officers of the Company or their agents.

                As to matters of fact relevant to this opinion, I have relied solely upon my examination of the documents referred to above and representations made to me by officers of the Company and have assumed the current accuracy and completeness of the facts and other information contained in such documents and representations. I have made no independent investigation or other attempt to establish or verify the accuracy of any such facts or information or to determine the existence or non-existence of any other factual matters.  This opinion letter is given, and all statements herein are made, subject to the foregoing as well as to the following qualifications and limitations.

               This opinion letter is based as to matters of law solely on the New York Business Corporation Law, as amended.  I express no opinion herein as to any other laws, statutes, ordinances, rules or regulations including, without limitation, the application of the securities or “blue sky” laws of the various states to the issuance and sale of the Shares.  As used herein, the term “New York Business Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the New York Constitution and reported judicial decisions interpreting these laws.

               Based upon, subject to, and limited by the foregoing, I am of the opinion that the Shares, when issued and delivered in the manner and on the terms contemplated in the Registration Statement and the Plan (with the Company having received the consideration therefor, the form of which is in accordance with applicable law), will be validly issued, fully paid and non-assessable.

               This opinion letter has been prepared for your use solely in connection with the filing of the Registration Statement and speaks as of the date hereof.  This opinion letter is limited to the specific issue addressed herein, and no opinion shall be inferred or implied beyond that expressly stated herein.  I assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion letter.

                    I hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.  In giving this consent, I do not thereby admit that I am an "expert" within the meaning of the Securities Act.

Very truly yours, /s/ Steven A. Malsin Steven A. Malsin, Esq.